FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement Nos. 333-268718 and 333-268718-01 Dated February 18, 2025
Enhanced Trigger Jump Securities Based on the Worst Performing of the Russell 2000® Index and the S&P 500® Index due June 3, 2026
Fully and Unconditionally Guaranteed by Bank of America Corporation
Principal at Risk Securities
This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.
The securities do not guarantee the repayment of principal and do not provide for the regular payment of interest. Investors will not participate in any appreciation in either underlying index. The securities are for investors who are willing to risk their principal and forego current income and participation in the appreciation of either underlying index in exchange for the possibility of receiving a payment at maturity greater than the stated principal amount if each underlying index closes at or above its respective trigger level on the valuation date.  The securities are our senior debt securities. Any payments on the securities are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). The securities are issued as part of BofA Finance LLC’s (“BofA Finance”) “Medium-Term Notes, Series A” program.
SUMMARY TERMS
Issuer:	BofA Finance
Guarantor:	BAC
Underlying indices:	The Russell 2000® Index (Bloomberg symbol: “RTY”) and the S&P 500® Index (Bloomberg symbol: “SPX”)
Stated principal amount:	$1,000.00 per security
Issue price:	$1,000.00 per security
Pricing date:	February 28, 2025
Original issue date:	March 5, 2025 (3 business days after the pricing date)
Maturity date:	June 3, 2026
Payment at maturity:
You will receive at maturity a cash payment per security as follows:
●
If the final index value of each underlying index is greater than or equal to its respective trigger level:
$1,000 + the upside payment
●
If the final index value of either underlying index is less than its respective trigger level:
$1,000 × index performance factor of the worst performing underlying index
Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount of the securities and could be zero.

Upside payment:	At least $100.60 per security (at least 10.06% of the stated principal amount). The actual upside payment will be determined on the pricing date.
Initial index value:	For each underlying index, its index closing value on the pricing date.
Final index value:	For each underlying index, its index closing value on the valuation date.
Worst performing underlying index:	The underlying index with the largest percentage decrease from the respective initial index value to the respective final index value.
Index performance factor:	With respect to each underlying index, its final index value divided by its initial index value.
Valuation date:	May 29, 2026, subject to postponement as described under “Description of the Notes—Certain Terms of the Notes—Events Relating to Calculation Days” in the accompanying product supplement.
Trigger level:	With respect to each underlying index, 80% of its initial index value.
CUSIP / ISIN:	09711GKB0 / US09711GKB04
Listing:	The securities will not be listed on any securities exchange.
Estimated value on the pricing date:	Expected to be between $920.00 and $970.00 per $1,000 in principal amount of securities. See “Structuring the securities” in the preliminary pricing supplement.
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/70858/000191870425002661/form424b2.htm
The pricing date, issue date and other dates set forth to the left and on the following page are subject to change, and will be set forth in the final pricing supplement relating to the securities.
Enhanced Trigger Jump Securities Payoff Diagram*

Enhanced Trigger Jump
Worst Performing Underlying Index
200%
150%
100%
50%
0%
Payment at Maturity on the Enhanced Trigger Jump Securities
$1,000 + $100.60 Hypothetical Upside Payment
$1,000 Stated Principal Amount
-20.00%
10.06%
-100%
-50%
0%
50%
100%
Percentage Change in the Closing Level of the Worst Performing Underlying Index

Hypothetical Payment at Maturity
Change in the Worst Performing Underlying Index	Payment at Maturity
+50.00%	At least $1,100.60 (set on the pricing date)
+40.00%	At least $1,100.60 (set on the pricing date)
+30.00%	At least $1,100.60 (set on the pricing date)
+20.00%	At least $1,100.60 (set on the pricing date)
+10.00%	At least $1,100.60 (set on the pricing date)
0.00%	At least $1,100.60 (set on the pricing date)
-10.00%	At least $1,100.60 (set on the pricing date)
-20.00%	At least $1,100.60 (set on the pricing date)
-21.00%	$790.00
-40.00%	$600.00
-50.00%	$500.00
-60.00%	$400.00
-70.00%	$300.00
-80.00%	$200.00
-90.00%	$100.00
-100.00%	$0.00

You will find a link to the accompanying preliminary pricing supplement for the securities above and links to the accompanying product supplement, prospectus supplement and prospectus for the securities under “Additional Information about the Securities” in the preliminary pricing supplement, which you should read and understand prior to investing in the securities.
This free writing prospectus is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. BofA Finance has filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofA Securities, Inc. (“BofAS”) by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering.
Underlying Indices
For information about the underlying indices, including historical performance information, see the accompanying preliminary pricing supplement.
Risk Considerations
The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Structure-related Risks
•	Your investment may result in a significant loss; there is no guaranteed return of principal.
•	Your return on the securities is limited to the return represented by the upside payment.
•	The securities do not bear interest.
•	Your return on the securities may be less than the yield on a conventional debt security of comparable maturity.
•	The payment at maturity will not reflect changes in the levels of the underlying indices other than on the valuation date.
•
Because the securities are linked to the worst performing (and not the average performance) of the underlying indices, you may not receive any return on the securities and may lose a significant portion or all of your investment in the securities even if the final index value of one underlying index is greater than or equal to its respective trigger level.

•
Any payments on the securities are subject to our credit risk and the credit risk of the guarantor, and any actual or perceived changes in our or the guarantor’s creditworthiness are expected to affect the value of the securities.

•	We are a finance subsidiary and, as such, have no independent assets, operations, or revenues.
Valuation- and Market-related Risks
•	The price to public you pay for the securities will exceed their initial estimated value.
•
The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your securities in any secondary market (if any exists) at any time.

•	We cannot assure you that a trading market for your securities will ever develop or be maintained.
Conflict-related Risks
•
Trading and hedging activities by us, the guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may affect your return on the securities and their market value.

•	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.
Underlying Index-related Risks
•	The securities are subject to risks associated with small-size capitalization companies.
•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.
•	The publisher of an underlying index may adjust that underlying index in a way that affects its levels, and the publisher has no obligation to consider your interests.
Tax-related Risks
•	The U.S. federal income tax consequences of an investment in the securities are uncertain, and may be adverse to a holder of the securities.
Tax Considerations
You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities—Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.